Exhibit 16.1

March 4, 2026

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	THE GROWHUB LIMITED
File No. 001-42814

Commissioners:

We have read the Form 6-K of THE GROWHUB LIMITED to be filed with the Securities and Exchange Commission on or about March 4, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Audit Alliance LLP

Singapore